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                                 Exhibit 10(b)
                            MARSH SUPERMARKETS, INC.

               1999 SENIOR EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                                    ARTICLE I
                                     PURPOSE

1.1 Purpose. The 1999 Senior Executive Supplemental Retirement Plan is established by Marsh Supermarkets, Inc., as an unfunded, nonqualified plan designed to provide to certain senior executive employees retirement benefits in excess of the benefits payable under the Employees' Pension Plan of Marsh Supermarkets, Inc. and Subsidiaries, as amended or restated from time to time.

                                   ARTICLE II
                          DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following words and phrases, when capitalized, have the following meanings:

     (a) Accrued Pension: the actuarial equivalent, as determined under the Retirement Plan, of the Participant's monthly accrued benefit under the Retirement Plan (as adjusted for qualified pre-retirement survivor annuity coverage) commencing at his Normal Retirement Date in the form of a joint and 100% survivor annuity.

     (b)  Board of Directors: The Board of Directors of the Company.

     (c) Cause: A felony conviction or a failure to contest prosecution of a felony, or willful misconduct or dishonesty, any of which is directly and materially harmful to the business and reputation of the Company.

     (d)  Company: Marsh Supermarkets, Inc.

     (e) Final Average Incentive Compensation: An amount equal to the quotient resulting from dividing the largest Incentive Compensation received by the Participant during any calendar year within the 5-year period immediately preceding the Participant's date of termination of employment, divided by 12.

     (f) Final Monthly Compensation: The sum of a Participant's (i) highest annual rate of base salary in the 5-year period prior to the Participant's date of termination of employment divided by 12; and
          (ii) Final Average Incentive Compensation.



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     (g)  Incentive Compensation: The aggregate of incentive compensation and executive bonus received by the Participant from the Company during a calendar year. Any bonus or other compensation which could have been received in cash during a particular calendar year but was deferred and subsequently received in cash in a succeeding calendar year shall be included as incentive compensation hereunder for the year in which it is earned.

     (h) Normal Retirement Date: The same definition as contained in the Retirement Plan.

     (i) Participant: A management or highly compensated employee of the Company who has been designated by the Board of Directors to participate in the Plan.

     (j) Plan: The 1999 Senior Executive Supplemental Retirement Plan, as it may be amended from time to time.

     (k)  Retirement Committee: The Retirement Committee of the Retirement Plan.

     (l) Retirement Plan: The Employees' Pension Plan of Marsh Supermarkets, Inc. and Subsidiaries, as amended and restated as of April 1, 1994, and all amendments and restatements now or hereafter applicable thereto.

     (m) Supplemental Retirement Benefit: A monthly benefit payable to the Participant for life and, upon the Participant's death, to the Participant's spouse, for life, pursuant to Article IV.

2.2  Construction and Governing Law.

     (a) Singular words shall include the plural and masculine words shall include the feminine, unless the context indicates a distinction.

     (b) The Plan shall be construed, enforced and administered and the validity determined in accordance with the laws of the State of Indiana.

                                   ARTICLE III
                                  PARTICIPATION

3.1 Designation of Participants. The Company shall designate each employee who is to become a Participant in the Plan by resolution of the Board of Directors and by identifying the employee as a Participant on the attached Appendix.




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3.2  Benefits In Lieu of Other Supplemental Benefits. This Plan is intended to supersede the Supplemental Retirement Plan of Marsh Supermarkets, Inc. and Subsidiaries, As Amended and Restated as of January 1, 1997 (the "1997 Plan") with respect to the Participant's in the Plan. Any benefits payable under this Plan shall be in lieu of any benefits to which the Participant or the Participant's spouse may otherwise be entitled to under the 1997 Plan. To the extent a Participant or a Participant's spouse receives any benefits under the 1997 Plan, he or she shall not be entitled to receive any benefits under this Plan.

                                   ARTICLE IV
                         SUPPLEMENTAL RETIREMENT BENEFIT

4.1 Vesting and Commencement of Benefits. Except as provided in Section 7.4, an eligible Participant shall be entitled to receive the Supplemental Retirement Benefit commencing upon termination of employment with the Company for any reason other than Cause on or after the later of (a) the date Participant attains age 55 or (b) the date the Participant has five
     (5) years of "vesting service," as that term is defined in the Retirement Plan. Notwithstanding the foregoing, no Supplemental Retirement Benefit shall be payable to a Participant during any month in which such Participant is receiving a "Salary Continuation Benefit" as defined in and pursuant to an Employment Agreement between the Company and such Participant.

4.2 Amount of Benefit. The Supplemental Retirement Benefit shall be a monthly benefit equal to 60% of the Participant's Final Monthly Compensation reduced by the Participant's Accrued Pension, determined as of the date of termination of the Participant's employment. If payment of the Supplemental Retirement Benefit payable to a Participant under this Plan commences prior to the Participant's attaining the age of 60, the amount of the Supplemental Retirement Benefit shall be reduced by .0025 times the number of months that the Participant is less than age 60 at the time payments commence.

4.3 Death Benefit. If the Participant dies after payment of the Supplemental Retirement Benefit has commenced, the Supplemental Retirement Benefit shall continue to be paid to the Participant's spouse for life. If the Participant dies prior to the commencement of the payment of the Supplemental Retirement Benefit and at the time of his death was eligible to receive a Supplemental Retirement Benefit if his employment with the Company were terminated, the Supplemental Retirement Benefit shall be paid to the Participant's spouse, for life, in the amount determined pursuant to
     Section 4.2 as if the Participant had retired on the date of the Participant's death. If the Participant dies after termination of employment with the Company, but prior to the commencement of payment of the Supplemental Retirement Benefit because the Participant is receiving a Salary Continuation Benefit, the Supplemental Retirement Benefit shall be paid to the




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     Participant's spouse for life, commencing on termination of the Salary
     Continuation Benefit.


                                    ARTICLE V
                                 ADMINISTRATION

5.1 Administrator and Powers. The Company shall delegate responsibility for the day-today administration of the Plan to the Retirement Committee. The Retirement Committee shall have all of the power, right, and authority of the Retirement Committee under the Retirement Plan with the same effect as if set forth in full herein with respect to this Plan. Any determination or decision of the Retirement Committee shall be final and conclusive and binding on all persons at any time having or claiming to have any interest whatever under this Plan.

5.2 Claims Procedure. The Retirement Committee shall make all determinations as to the right of any person to a benefit under the Plan. Any denial by the Retirement Committee of a claim for benefits under the Plan by a Participant or the Participant's spouse shall be stated in writing by the Retirement Committee and delivered or mailed to the Participant at the last known address of such persons and such notice shall set forth the specific reasons for the denial, written to the best of the Retirement Committee's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Retirement Committee shall afford a reasonable opportunity to any person whose claim for benefits has been denied for a review of the decision denying the claim.

                                   ARTICLE VI
                                     FUNDING

6.1 No Requirement to Fund. Except as specifically provided otherwise in this Article, Supplemental Retirement Benefits shall be payable only out of the general assets of the Company, and the Company shall not be required to reserve, or otherwise set aside, funds for the payment of any of the obligations hereunder. In all events, any eligible Participant, or his spouse, shall be deemed a general creditor of the Company.

6.2 In the event of a Change in Control as defined below, the Company shall immediately establish an irrevocable grantor trust, commonly known as a "rabbi trust," for the deposit of funds to be used for the exclusive purpose of paying benefits accrued under the Plan, subject to the claims of the Company's general creditors (the "Trust"). The Trust shall be created pursuant to a written document that conforms to the model form of rabbi trust agreement approved by the Internal Revenue Service in Revenue Procedure 92-64 (as amended from time to time. Within 30 days after the Change in Control, the Company shall contribute to the Trust an amount sufficient to fund the Company's accrued liability



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     under the Plan as of the date of the Change in Control, as determined by an actuary and based on the mortality table and interest rate assumption specified in the Retirement Plan for determining the Participant's Accrued Pension.

6.3 Definition of Change in Control. For purposes of this Article, "Change in Control" means any one of the following events:

     (a) The Company shall cease to be a publicly-owned corporation having its outstanding common stock traded in the over-the-counter market or other national exchange; or

     (b) Any person or entity, including a "group" (as defined in section 13(d)(3) of the Securities Exchange Act of 1934), other than the Company or any benefit plan of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities that may be cast for the election of directors of Company; or

     (c) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of any such period; or

     (d) The shareholders of the Company approve (i) any merger, consolidation or other business combination of the Company with an other "person", as defined in the Securities Exchange Act of 1934, or any affiliate thereof, other than a merger or consolidation that would result in the outstanding Class A Common Stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity) at least sixty percent (60%) of the outstanding Class A Common Stock of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) a plan of complete liquidation of the Company; or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of Company.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 Amendment and Termination. The Company reserves the right to amend or terminate this Plan at any time and from time to time by resolution of the Board of Directors; provided, however, that any amendment or termination of this Plan shall not operate



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     retroactively so as to affect adversely any vested rights to which a
     Participant is entitled under the Plan prior to any such action.

7.2 No Alienation of Benefits. A Participant or the Participant's spouse shall not have the right to assign, alienate or otherwise encumber any benefit payable under the Plan. All benefits payable to an eligible Participant, or the Participant's spouse, under the Plan shall be exempt from the claims of creditors of the Participant or the Participant's spouse.

7.3 No Enlargement of Employment Rights. Nothing contained in the Plan shall be construed as (a) a contract of employment between the Company and any Participant, (b) creating any right of a Participant to continue in the employment of the Company, or (c) limitation of the right of the Company to discharge any Participant, with or without Cause.

7.4 Forfeitures. A Supplemental Retirement Benefit shall not be due or payable in the event an eligible Participant (a) terminates employment with the Company for the purpose of becoming employed by another business which is then engaged in the supermarket or convenience food store business in the State of Indiana, or (b) is terminated from employment with the Company for Cause.

7.5 General. Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and provisions of the Retirement Plan, and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.

     Dated as of the 3rd day of August, 1999.



                                      MARSH SUPERMARKETS, INC.

                                      By: /s/ Don E. Marsh
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                                            Don E. Marsh, President and Chief
                                            Executive Officer


ATTEST: /s/ P. Lawrence Butt
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         P. Lawrence Butt, Secretary





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